EXHIBIT 11.1

                    COMPUTATION OF PRIMARY EARNINGS PER SHARE


                                                             Years Ended
                                                            September 30,
                                                      --------------------------
                                                         1996           1995
                                                      ----------     -----------
Shares

Weighted average number of common
  shares outstanding                                  11,789,362       9,086,976
Additional shares assuming conversion of:
    Stock Options                                        538,593         350,778
    Warrants                                              33,124         177,828
    Preferred Stock                                      666,667         500,000
                                                     -----------     -----------

Weighted average shares outstanding                   13,027,746      10,115,582
                                                     ===========     ===========

Net Income                                           $ 5,953,295     $ 2,769,849
                                                     ===========     ===========

Primary Earnings Per Share                           $      0.46     $      0.27
                                                     ===========     ===========


     All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.